NEWS RELEASE

Contacts:	Gregg Melnick
Chief Financial Officer
(973) 453-8780

Edward Nebb
Comm-Counsellors, LLC
(203) 972-8350

FOR IMMEDIATE RELEASE

PARTY CITY CORPORATION ENGAGES FINANCIAL ADVISOR

ROCKAWAY, New Jersey, April 27, 2005 - Party City Corporation (Nasdaq: PCTY) announced that it has engaged Credit Suisse First Boston (CSFB) as its financial advisor to assist the Company in its exploration of strategic alternatives. The Company had previously announced that its Board of Directors had formed a special committee consisting of certain of its independent directors to explore various strategic alternatives.

     The Board of Directors has not agreed to accept any proposal or to take any other action with respect to any possible strategic transaction, and investors are cautioned that there can be no assurance that the consideration of various strategic alternatives by the special committee will lead to any action by Party City, including a definitive proposal or agreement with respect to a strategic combination on terms that the Board of Directors believes will be in the best interests of the shareholders of Party City.

     Party City Corporation is America’s largest party goods chain. Party City currently operates 247 Company-owned stores and has 259 franchise stores in the United States and Puerto Rico. To learn more about Party City, visit the Company’s website at http://www.partycity.com.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, the effect of price and product competition in the party goods industry in general and in our specific market areas, our ability to anticipate customer demand for products and to design and develop products that will appeal to our customers, our ability to open new stores successfully and/or to identify, execute and integrate acquisitions and to realize synergies, the availability and terms of capital to fund capital improvements, acquisitions and ongoing operations, our ability to manage successfully our franchise program, our ability to improve our fundamental business processes and reduce costs throughout our organization, our ability to attract and retain qualified personnel, changes in costs of goods and services and economic conditions in general. Please see our filings with the Securities and Exchange Commission for a more complete discussion and analysis of these and other risks and uncertainties. You are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release, and we have no obligation or intention to update or revise such forward-looking statements.

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